Exhibit 99.1
NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS FISCAL 2008
FOURTH QUARTER AND FULL YEAR RESULTS
PEMBROKE PINES, Florida, April 22, 2009. Claire’s Stores, Inc., a leading specialty retailer offering value-priced fashion accessories and jewelry, today reported its financial results for the 2008 fourth quarter and fiscal year, which ended January 31, 2009. The results reported in this release do not materially differ from the preliminary results released on February 27, 2009.
Fourth Quarter Results
The Company reported net sales of $393.0 million for the 2008 fourth quarter, a 12.2% decrease from the 2007 fourth quarter. The decrease was primarily attributable to a decline in same store sales and the effect of foreign currency exchange rate changes, partially offset by new store sales. Sales would have declined 5.4% excluding the impact from foreign currency rate changes.
As previously reported, consolidated same store sales declined 7.2% in the 2008 fourth quarter. A decline in average transactions per store of 10.3% was partially offset by a 3.6% increase in average sales per transaction. The increase in sales per transaction reflects our strategy to increase average ticket prices through “good, better, best” price tiering, while maintaining an attractive entry price point within our “good” tier. The decline in the number of transactions reflects both weaker mall traffic and less reliance on low margin, low dollar value promotional transactions. In North America, same store sales decreased 7.8%, with sales at our Icing stores declining less than at our Claire’s stores. European same store sales declined 5.9%. We compute same store sales on a local currency basis, which eliminates any impact from changes in foreign exchange rates.
Chief Executive Officer Gene Kahn commented, “Our fourth quarter performance was negatively impacted by the continued financial turmoil that worsened in the beginning of the quarter and impacted holiday sales, before beginning to improve in the latter part of December and into January. We positioned ourselves as a “gift headquarters” for the holiday season focusing on “giftables”, important seasonal categories and key items, all with a compelling value proposition. We believe that this approach, coupled with a re-invented holiday in-store marketing effort, allowed us to outpace our competitor peer group of specialty retailers. We will leverage this experience in our planning throughout this year.
During the fourth quarter, we continued to execute upon our Cost Savings Initiative (“CSI”), achieving approximately $11 million of savings in the quarter and approximately $18 million of savings from CSI during fiscal 2008. We are continuing with steadfast determination to reduce our overall cost structure and expect to realize total savings of $60 million on an annual basis. These cost savings will be offset somewhat by increases in certain other expenses. We also expect to reduce our 2009 capital expenditures to approximately $25 million.
In 2008, we instituted a lease renewal and rent reduction program that has resulted in the previously announced closure of 118 stores in North America at year-end. This review is part of a broader ongoing real estate work plan to better control all components of occupancy costs globally.
Our first quarter 2009 same store sales to date are slightly negative, which indicates that our sales performance is stabilizing in both North America and Europe, as we appear to be benefiting from the progress we made against the five key priorities we established for last year.
We have planned 2009 anticipating no improvement in the global economy. As such, our focus is to maximize sales in our existing store base, aggressively pursue expense savings opportunities, and reduce capital expenditures, all with a view to maximizing 2009 cash flow. We will also drive merchandise offense by clearly delineating the merchandise assortment for each target customer group, improving in-store presentation and execution, as well as continuing to strengthen the buying cycle. Finally, under the leadership of Kenny Wilson, President of Europe, we will build on the success of our Pan-European Transformation initiative, to maximize available opportunities in our European business.”

Gross profit percentage decreased 400 basis points during the 2008 fourth quarter to 49.8% compared to the 2007 fourth quarter of 53.8%. The decline included a 170 basis point decrease in merchandise margin and a 230 basis point increase in occupancy and buying costs. The decrease in merchandise margin was caused by additional markdowns recorded to clear seasonal merchandise and the effect of the liquidation sales in 118 North American stores closed in January. The remaining decrease in gross profit percentage is largely attributable to the deleveraging effect of the decline in same store sales on our occupancy and buying costs.
Selling, general and administrative expenses decreased $6.6 million or 4.9% over the comparable prior period. However, excluding $1.9 million of expense relating to the Cost Savings Initiative, a $10.1 million benefit resulting from foreign currency rate change effect, and $0.4 million of non-recurring Pan European Transformation costs, selling, general and administrative expense would have increased $1.2 million or 0.9%.
Adjusted EBITDA in the 2008 fourth quarter was $76.4 million compared to $114.7 million in the 2007 fourth quarter. The Company defines Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, excluding the impact of transaction related costs incurred in connection with its May 2007 acquisition and other non-recurring or non-cash expenses, and normalizing occupancy costs for certain rent-related adjustments.
In connection with the Company’s annual assessment of impairment of goodwill and other indefinite-lived intangible assets, we recorded a goodwill impairment charge of $297.0 million during the 2008 fourth quarter. The Company also recorded impairment charges of $227.0 million for identifiable intangibles and other assets. These impairment charges are non-cash, and do not affect any of the terms of the Company’s Credit Facility or Indenture agreements, and do not have any effect on our liquidity or cash flow.
At January 31, 2009, cash and cash equivalents were $204.6 million and $194.0 million continued to be drawn on the Company’s Revolving Credit Facility. As previously disclosed, the Company drew the full available amount under the facility during the 2008 third quarter in order to preserve the availability of the commitment because a member of the facility syndicate, Lehman Brothers, filed for bankruptcy. The agent bank has not yet found a replacement for Lehman Brothers in the facility syndicate, or arranged for the assumption of Lehman Brothers’ commitment by a creditworthy entity. The Company will continue to assess whether to pay down all or a portion of this outstanding balance based on various factors, including the creditworthiness of other syndicate members and general economic conditions.
We generated cash from operating activities of $20.8 million in the 2008 fourth quarter. This was net of $61.4 million of interest payments. Capital expenditures during fourth quarter 2008 were $14.1 million of which $7.6 million related to new store openings and remodeling projects, compared with $15.8 million of capital expenditures during the fourth quarter 2007.
Fiscal 2008 Results
Net sales in Fiscal 2008 declined 6.5% to $1,413.0 million from $1,510.8 million. Same store sales decreased 6.9%. Adjusted EBITDA was $213.3 million in Fiscal 2008 compared to $300.2 million in Fiscal 2007.

	January 31, 2009	November 1, 2008	February 2, 2008
Store Count as of:
North America	2,026	2,144	2,135
Europe	943	930	905

Subtotal Company-Owned	2,969	3,074	3,040

Joint Venture	214	209	198
Franchise	196	188	166

Subtotal Non-Owned	410	397	364

Total	3,379	3,471	3,404

Conference Call Information
The Company will host its fourth quarter conference call on April 23rd, at 10:00 a.m. (EDT). The call-in number is 210-839-8081 and the password is “Claires.” A replay will be available through April 30, 2009. The replay number is 402-530-7636 and the password is 25247. The conference call is also being webcast and archived until May 22, 2009 on the Company’s corporate website at http://www.clairestores.com, where it can be accessed by clicking on the “Conference Calls” link located under “Financial Information” for a replay or download as an MP3 file.

Company Overview
Claire’s Stores, Inc. is a leading specialty retailer of value-priced fashion accessories and jewelry for girls and young women through its two store concepts: Claire’s® and Icing®. While the latter operates only in North America, Claire’s operates worldwide. As of January 31, 2009, Claire’s Stores, Inc. operated 2,969 stores in North America and Europe. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 214 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. The Company also franchises 196 stores in the Middle East, Turkey, Russia, South Africa, Poland and Guatemala.
Forward-looking Statements:
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; general economic conditions such as increased energy costs; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; significant increases in our merchandise markdowns; inability to grow our store base in Europe; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our products, particularly regulations relating to the metal content in jewelry, and employment laws relating to overtime pay, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income, and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC on April 25, 2008. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.
Contact Information:
J. Per Brodin, Senior Vice President and Chief Financial Officer
Phone: (954) 433-3900, Fax: (954) 433-3999 or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
(In thousands)
FOURTH FISCAL QUARTER

	Three Months	Three Months
	Ended	Ended
	Jan. 31, 2009	Feb. 2, 2008
Net sales	$393,013	$447,376
Cost of sales, occupancy and buying expenses	197,123	206,894

Gross profit	195,890	240,482

Other expenses (income):
Selling, general and administrative	127,738	134,362
Depreciation and amortization	20,407	21,853
Impairment of assets	523,990	3,478
Severance and transaction related costs	7,851	4,058
Other income	(778)	(1,382)

	679,208	162,369

Operating income (loss)	(483,318)	78,113
Interest expense (income), net	48,089	55,642

Income (loss) before income taxes	(531,407)	22,471
Income taxes	38,130	7,211

Net income (loss)	$(569,537)	$15,260

YEAR TO DATE

			Predecessor
	Successor Entity		Entity
	Twelve Months	May 29, 2007	Feb. 4, 2007
	Ended	Through	Through
	Jan. 31, 2009	Feb. 2, 2008	May 28, 2007
Net sales	$1,412,960	$1,085,932	$424,899
Cost of sales, occupancy and buying expenses	720,351	521,384	206,438

Gross profit	692,609	564,548	218,461

Other expenses (income):
Selling, general and administrative	518,233	354,875	154,409
Depreciation and amortization	85,093	61,451	19,652
Impairment of assets	523,990	3,478	73
Severance and transaction related costs	15,928	7,319	72,672
Other income	(4,499)	(3,088)	(1,476)

	1,138,745	424,035	245,330

Operating income (loss)	(446,136)	140,513	(26,869)
Interest expense (income), net	195,947	147,892	(4,876)

Loss before income taxes	(642,083)	(7,379)	(21,993)
Income taxes	1,509	(8,020)	21,779

Net income (loss)	$(643,592)	$641	$(43,772)

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2009	February 2, 2008
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$204,574	$85,974
Inventories	103,691	117,679
Prepaid expenses	31,837	37,315
Other current assets	27,079	37,658

Total current assets	367,181	278,626

Property and equipment:
Land and building	22,288	22,288
Furniture, fixtures and equipment	143,702	130,130
Leasehold improvements	214,007	211,163

	379,997	363,581
Less accumulated depreciation and amortization	(113,926)	(53,972)

	266,071	309,609

Intangible assets, net of accumulated amortization of $19,731 and $4,762	587,125	777,130
Deferred financing costs, net of accumulated amortization of $17,646 and $7,079	59,944	70,511
Other assets	56,428	71,754
Goodwill	1,544,346	1,840,867

	2,247,843	2,760,262

Total assets	$2,881,095	$3,348,497

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$53,237	$56,089
Current portion of long-term debt	14,500	14,500
Income taxes payable	6,477	12,191
Accrued interest payable	13,316	19,536
Accrued expenses and other liabilities	107,974	117,076

Total current liabilities	195,504	219,392

Long-term debt	2,373,272	2,363,250
Revolving Credit Facility	194,000	—
Deferred tax liability	112,829	139,506
Deferred rent expense	18,462	10,572
Unfavorable lease obligations and other liabilities	42,871	10,577

	2,741,434	2,523,905

Commitments and contingencies	—	—

Stockholder’s equity (deficit):
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	609,427	601,201
Accumulated other comprehensive income (loss), net of tax	(22,319)	3,358
Retained earnings (deficit)	(642,951)	641

	(55,843)	605,200

Total liabilities and stockholder’s equity (deficit)	$2,881,095	$3,348,497

Net income (loss) reconciliation to EBITDA and Adjusted EBITDA
EBITDA represents net income (loss) before provision for income taxes, interest income and expense, impairment of assets and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude non-cash and unusual items. Management uses Adjusted EBITDA as an important tool to assess our operating performance. Management considers Adjusted EBITDA to be a useful measure in highlighting trends in our business and in analyzing the profitability of similar enterprises. Management believes that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA provides useful information to potential investors and analysts because it provides insight into management’s evaluation of our results of operations. Our calculation of Adjusted EBITDA may not be consistent with “EBITDA” for the purpose of the covenants in the agreements governing our indebtedness.
EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP, are not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.
Some of the limitations of EBITDA and Adjusted EBITDA are:
•	EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA and Adjusted EBITDA do not reflect non-recurring expenses which qualify as extraordinary items such as one-time write-offs to inventory and reserve accruals.
While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
While management believes that these measures provide useful information to investors, the SEC may require that EBITDA and Adjusted EBITDA be presented differently or not at all in future filings we will make with the SEC.

CLAIRE’S STORES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA
(UNAUDITED)
(IN THOUSANDS)

	Three Months	Three Months
	Ended	Ended
	Jan. 31, 2009	Feb. 2, 2008
Net income (loss)	$(569,537)	$15,260
Income tax benefit	38,130	7,211
Interest expense	48,323	56,307
Interest income	(234)	(665)
Impairment of assets (a)	523,990	3,478
Depreciation and amortization	20,407	21,853

Reported EBITDA	61,079	103,444
Book to cash rent adjustment (b)	1,067	1,534

EBITDA after rent related adjustment	62,146	104,978
Amortization of intangible assets (c)	466	524
Equity (income) loss (d)	(35)	397
(Gain) loss on retirement of property and equipment, net (e)	85	193
Loss on sale of intangible assets (f)	73	—
Stock compensation expense (g)	2,073	2,694
Legal settlement & related costs (h)	—	750
Relocation costs (i)	702	—
Fixture leases (k)	—	363
Management fee (m)	750	750
Severance and Transaction related costs (n)	7,851	4,058
Pan European Transformation costs (o)	412	—
Cost Savings Initiative costs (p)	1,867	—

Adjusted EBITDA	$76,390	$114,707

CLAIRE’S STORES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA
(UNAUDITED)
(IN THOUSANDS)

	Twelve	Twelve Months
	Months Ended	Ended Feb. 2,
	Jan. 31, 2009	2008
Net income (loss)	$(643,592)	$(43,131)
Income tax expense (benefit)	1,509	13,759
Interest expense	197,436	150,403
Interest income	(1,489)	(7,387)
Impairment of assets (a)	523,990	3,551
Depreciation and amortization	85,093	81,103

Reported EBITDA	162,947	198,298
Book to cash rent adjustment (b)	6,457	6,275

EBITDA after rent related adjustment	169,404	204,573
Amortization of intangible assets (c)	2,059	1,936
Equity income (d)	(320)	(766)
(Gain) loss on retirement of property and equipment, net (e)	(130)	1,720
Gain on sale of intangible assets (f)	(1,373)	—
Stock compensation expense (g)	8,226	6,802
Legal settlement & related costs (h)	373	950
Relocation costs (i)	1,660	—
Consulting expenses (j)	1,132	612
Fixture leases (k)	255	1,463
Cost savings (l)	—	930
Management fee (m)	3,000	2,000
Severance and Transaction related costs (n)	13,546	79,990
Pan European Transformation costs (o)	9,140	—
Cost Savings Initiative costs (p)	6,369	—

Adjusted EBITDA	$213,341	$300,210

The following footnotes relate to the tables on pages 7 and 8:

(a)	Represents non-cash asset impairment charges.

(b)	Represents net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.

(c)	Represents non-cash amortization of lease rights.

(d)	Represents non-cash equity income or loss from our 50:50 joint venture with AEON Co. Ltd.

(e)	Represents non-cash (gains) or losses on store related property and equipment primarily associated with remodels, relocations and closures.

(f)	Represents the gain (loss) on sale of lease rights upon exiting certain European locations.

(g)	Represents non-cash stock compensation expense.

(h)	Represents a legal settlement and fees in connection with wage and hour class action litigation in California.

(i)	Consists of costs, including third party charges and compensation, incurred in conjunction with the relocation of new employees.

(j)	Represents non-recurring consulting expenses.

(k)	Represents the elimination of non-cash amortization expenses associated with synthetic leases of store fixtures. The Company has not entered into any new synthetic leases after 2001.

(l)	Reflects the adjustment of executive air travel and other costs to the Company’s estimate for such costs on a normalized basis and the estimated savings on directors’ and officers’ insurance reflective of the Company no longer being a public company. For purposes of estimating these savings, we assumed an annual air travel budget of $250,000 for our senior executive officers.

(m)	Represents the management fee paid to Apollo Management and Tri-Artisan Capital Partners.

(n)	Consists of legal, financial advisory, compensation, severance and other acquisition related expenses.

(o)	Represents costs of our strategic Pan-European Transformation project. These costs consist primarily of severance, consulting fees, compensation and legal expense which are included in buying and SG&A expenses.

(p)	Represents the non-recurring implementation costs for our Cost Savings Initiative project.